Exhibit 18






December 15, 1999

Board of Directors
Stewart Enterprises, Inc.
110 Veterans Memorial Blvd.
Metairie, LA  70005

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended October 31, 1999 and issued our report thereon dated December 15, 1999. Note 3 to the financial statements describes a change in accounting principle from recognizing, prior to delivery of service, a portion of earnings realized by irrevocable prearranged funeral trust funds and escrow accounts to deferring 100 percent of earnings realized by irrevocable prearranged funeral trust funds and escrow accounts until the time of delivery of service. It should be understood that the preferability of one acceptable method of accounting over another for funeral services investment trust fund earnings has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,



PricewaterhouseCoopers LLP
New Orleans, Louisiana